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                                                Exhibit 11



               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
               --------------------------------------------------
    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK
    -------------------------------------------------------------------------



NINE MONTHS ENDED SEPTEMBER 30,                             1999                   1998
-----------------------------------------------------------------------------------------
(Amounts in thousands, except                            (Unaudited)            (Unaudited)
  per share data)

Weighted average number of shares
  outstanding:
    4% Preferred........................................       168                     178
    6-1/2% Preferred....................................       865                     948
    Class A.............................................    21,773                  23,885
                                                            ======                ========


BASIC EPS
 Net income (loss)......................................   $23,650                $   (815)
                                                           =======                ========

 Earnings (loss) per Class A share:
  Earnings from continuing operations...................  $   1.20                $    .02
  (Loss) from discontinued operations...................      (.12)                   (.05)
                                                          --------                --------
 Earnings (loss) per Class A share......................  $   1.08                $   (.03)
                                                          ========                ========

 Weighted average number of Class A
  shares outstanding....................................    21,772                  23,885


DILUTED EPS
 Net income (loss)......................................  $ 23,650                $(1,086)(1)
                                                          ========                ========

 Earnings (loss) per Class A share:
  Earnings from continuing operations...................  $   1.04                $    .01
  (Loss) from discontinued operations...................      (.10)                   (.05)
                                                          --------                --------
 Earnings (loss) per Class A share......................  $    .94                $   (.04)
                                                          ========                ========

 Weighted average number of Class A
  shares outstanding assuming
  conversion of preferred stock
  into Class A shares...................................    25,208                  27,616



(1) Includes decrease in net income of $271 due to dilution in equity in earnings of affiliate.


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